Exhibit 5.1
[Calfee, Halter & Griswold LLP Letterhead]
June 22, 2007
Agilysys, Inc.
2255 Glades Road
Suite 425W
Boca Raton, Florida 33431
We are familiar with the proceedings taken and proposed to be taken by Agilysys, Inc., an Ohio corporation (the “Company”), with respect to 3,200,000 Common Shares, without par value (the “Shares”), to be offered and sold from time to time pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”). As counsel for the Company, we have assisted in preparing a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933 (the “Securities Act”).
In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares are duly authorized and, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
Our opinion is limited solely to the laws of the State of Ohio.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act .
Very truly yours,
/s/ Calfee, Halter & Griswold LLP
CALFEE, HALTER & GRISWOLD LLP